Exhibit 10.15
BANK OF COMMERCE HOLDINGS
SALARY CONTINUATION AGREEMENT
FOR CARYN A. BLAIS
This Salary Continuation Agreement (the “Agreement”) is made effective as of April 1, 2006, and is entered into by and between Bank Of Commerce Holdings, a California corporation (the “Bank”), and Caryn A. Blais (the “Executive”), each a “Party” and together the “Parties.”
RECITALS
     A.     The Executive is the Chief Information Officer of Bank.
     B.     The Bank desires to encourage the Executive to remain the Chief Information Officer of the Bank by providing salary continuation benefits to the Executive from the Bank’s general assets as set forth in this Agreement.
AGREEMENT
     In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Parties agree as follows:
I.     DEFINITIONS
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified herein:
     1.     "Board” means the Board of Directors of the Bank.
     2.     "Change in Control” means (i) a Change in the Ownership of the Relevant Corporation, (ii) a Change in the Effective Control of the Relevant Corporation, or (iii) or a Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation, as those terms are defined herein. The events giving rise to the Change in Control must be objectively determinable, and the Board, in a ministerial capacity, shall certify there is a Change in Control only when the events giving rise to the Change in Control are objectively determinable. The Board shall not have any discretionary authority to certify that there has been a Change in Control except as provided in the preceding sentence. Notwithstanding anything to the contrary, (i) the term “Change in Control” shall be interpreted in accordance with Section 409A; (ii) any event which constitutes a “Change in Control” under Section 409A shall constitute a “Change in Control” for purposes of this Agreement; (iii) and any event which does not constitutes a “Change in Control” under Section 409A shall not constitute a “Change in Control” for purposes of this Agreement.
          A.     "Change in the Effective Control of the Relevant Corporation” means either of the following:
               i.     That one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Relevant Corporation possessing thirty-five percent

(35%) or more of the total voting power of the stock of the Relevant Corporation, provided that no other corporation is a majority shareholder of the Relevant Corporation; or
               ii.     That a majority of the members of the board of directors of the Relevant Corporation are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the board members of the Relevant Corporation prior to the date of the appointment or election, provided that no other corporation is a majority shareholder of the Relevant Corporation.
          B.     "Change in the Ownership of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires ownership of stock of the Relevant Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Relevant Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Relevant Corporation (or to cause a Change in the Effective Control of the Relevant Corporation as defined herein). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Relevant Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Agreement. A Change in the Ownership of the Relevant Corporation only occurs when there is a transfer of stock of the Relevant Corporation (or issuance of stock of the Relevant Corporation) and stock in the Relevant Corporation remains outstanding after the transaction.
          C.     "Change in the Ownership of a Substantial Portion of the Assets of the Relevant Corporation” means that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Relevant Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Relevant Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Relevant Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

          D.     "Relevant Corporation” means (i) the corporation for whom the Executive is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment of the deferred compensation under this Plan; or (iii) a corporation that is a majority shareholder of a corporation identified in sections (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in sections (i) or (ii) above. A majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation. Stock underlying a vested option is considered owned by the individual who holds the vested option, and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option. However, if a vested option is exercisable for stock that is not substantially vested, the stock underlying the option is not treated as owned by the individual who holds the option.
     3.     "Change of Control Annual Benefit” means the Change of Control Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which a Change of Control occurs. Notwithstanding the foregoing, if a Change of Control occurs during the first Plan Year, the Change of Control Annual Benefit shall be the Change of Control Annual Benefit set forth in Schedule A for Plan Year One.
     4.      “Code” means the Internal Revenue Code of 1986, as amended.
     5.      “Disability” or “Disabled” means: (i) if the Executive is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period, provided the definition of total disability in such policy is consistent with the definition of “disability” in Section 409A; or (ii) if the Executive is not covered by such a policy, Disability means the Executive is, in the judgment of a physician who is satisfactory to the Bank, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. As a condition to receiving any Disability benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate and reasonable. Notwithstanding anything to the contrary, the terms “Disability” or “Disabled” shall be interpreted in accordance with Section 409A.
     6.     "Disability Annual Benefit” means the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the respective Termination of Employment occurs. Notwithstanding the foregoing, for Termination of Employment due to Disability during the first Plan Year, the benefit shall be the Disability Annual Benefit set forth in Schedule A for Plan Year One.
     7.     “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or termination following a Change of Control.
     8.     “Early Termination Date” means the month, day and year in which Early Termination occurs.

     9.        “Early Termination Lump Sum” means the amount set forth on Schedule A for the Plan Year ending immediately prior to the respective Early Termination Date, which benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance set forth on Schedule A.
     10.     “Effective Date” means April 1, 2006.
     11.      “Executive Beneficiary” means the beneficiary designated by Executive pursuant to Article 3.
     12.      “Normal Retirement Age” means the Executive’s 61st birthday.
     13.      “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.
     14.      “Normal Retirement Annual Benefit” means Thirty Five Thousand Dollars ($35,000.00) per year.
     15.      “Plan” means this Salary Continuation Agreement.
     16.      “Plan Year” means a twelve (12) month period commencing on April 1 and ending on March 31 of each year. The initial Plan Year shall commence on the Effective Date.
     17.      “Section 409A” means Code Section 409A together with IRS regulations and guidance promulgated thereunder, as amended from time to time.
     18.      “Specified Employee” means any employee who meets the requirements of a “key employee” set forth in Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31. If a person is a key employee on any given December 31, the person is treated as a “Specified Employee” for the 12-month period beginning on April 1 of the next year.
     19.      “Terminated for Cause” or “Termination for Cause” means that Bank terminates the Executive’s employment for:
          A.      Habitual alcohol abuse or drug addition or abuse;
          B.      Commission of a felony, or acts involving moral turpitude;
          C.      Acts which cause detrimental publicity for the Bank;
          D.      Habitual neglect of duty, willful or gross negligence in carrying out the activities for which employed, including negligence or neglect in carrying out the directions of the Board, or willful breach of the obligations of Executive to the Bank, including persistent, malfeasance, misfeasance or nonfeasance in connection with the performance of Executive’s duties.

     20.      “Termination of Employment” means that the Executive ceases to be employed by the Bank, and actually separates from service to the Bank, for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank or by Termination for Cause.
II.      BENEFITS
     1.      Normal Retirement Benefit.
          A.      Benefit Amount. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the Normal Retirement Annual Benefit for a period of ten years in lieu of any other benefit under this Agreement.
          B.      Payment Terms. The Normal Retirement Annual Benefit shall be paid each year in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date, for a period of ten years. Notwithstanding the foregoing, in the event Executive is a Specified Employee on the Executive’s Normal Retirement Date, payments made under this section shall commence on the date which is six (6) months after the date of Executive’s Normal Retirement Date.
          C.      Commencement Date Change. Executive may change the commencement date of the Normal Retirement Annual Benefit by notifying the Board in writing, subject to the following rules:
               i.      The change to the commencement must be made by giving written notice to the Board of the change at least twelve (12) months before the date on which the first Normal Retirement Annual Benefit payment would otherwise be made;
               ii.      All Normal Retirement Annual Benefit payments due must be deferred for a period of at least five years from the date such payment would have been made in the absence of the change.
     2.      Early Termination Benefit.
          A.      Benefit Amount. Upon Early Termination, the Bank shall pay to the Executive the Early Termination Lump Sum in lieu of any other benefit under this Agreement.
          B.      Payment Terms. The Bank shall pay the Early Termination Lump Sum to the Executive in a lump sum within sixty (60) days following Early Termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee at Early Termination, the Bank shall pay the Early Termination Lump Sum to the Executive in a lump sum on the date which is six (6) months after the date of Early Termination.
          C.      Commencement Date Change. Executive may change the commencement date of payment of the Early Termination Lump Sum by notifying the Board in writing, subject to the following rules:

               i.     The change to the commencement must be made by giving written notice to the Board of the change at least twelve (12) months before the date on which the Early Termination Lump Sum payment would otherwise be made; and
               ii.     Payment of the Early Termination Lump Sum must be deferred for a period of at least five years from the date such payment would have been made in the absence of the change.
     3.     Disability Benefit.
          A.     Benefit Amount. Upon Termination of Employment due to Disability prior to the Normal Retirement Age, the Bank shall pay to the Executive the Disability Annual Benefit each year for a period of ten years in lieu of any other benefit under this Agreement.
          B.     Payment Terms. The Disability Annual Benefit shall be paid each year in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Termination of Employment due to Disability, for a period of ten years.
     4.     Change of Control Benefit.
          A.     Benefit Amount. Upon a Change of Control, the Bank shall pay to the Executive the Change of Control Annual Benefit each year for a period of ten years in lieu of any other benefit under this Agreement.
          B.     Payment Terms. The Change of Control Annual Benefit shall be paid each year in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Age, for a period of ten years.
          C.     Excess Parachute Payment. Notwithstanding any other provision of this Agreement, the Bank shall not pay any benefit under this Agreement to the extent the benefit would constitute an “Excess Parachute Payment” as defined in Section 280G(b) of the Code and applicable regulations, as amended form time to time.

     5.     Death Benefits
          A.      Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive Beneficiary the Normal Retirement Annual Benefit for a period of ten years in lieu of any other benefit under this Agreement. The Normal Retirement Annual Benefit shall be paid to the Executive Beneficiary in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Death, for a period of ten years.
          B.      Death during Payment of a Lifetime Benefit. If the Executive dies after any lifetime benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay all remaining benefits to the Executive Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
          C.      Death after Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a lifetime benefit under this Agreement, but dies prior to the commencement of payments of such benefit, the Bank shall pay the same benefit to the Executive Beneficiary that the Executive would have received had she survived. Such benefits shall commence on the first day of the month following the date of the Executive’s death.
III.      BENEFICIARIES
     1.      Beneficiary Designations. The Executive shall designate an Executive Beneficiary by filing a written beneficiary designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the Executive Beneficiary predeceases the Executive, or if the Executive names a spouse as Executive Beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid Executive Beneficiary, all payments which would have been paid to Executive’s Beneficiary shall be made to the Executive’s estate.
     2.      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank, in its discretion, may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

IV.      GENERAL LIMITATIONS
     1.      Termination for Cause. Notwithstanding any provisions of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Executive is Terminated for Cause.
     2.      Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three (3) years after the date of this Agreement.
In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Executive to the Bank.
     3.      Delaying Payments. Bank may delay any payments under his Agreement under the following circumstances:
          A.      The Bank reasonably anticipates that the Executive’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code section 162(m), provided that payment is made either at the earliest date at which the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Cade section 162(m) or the calendar year in which the Executive separates from service.
          B.      The Bank reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Bank is a party, or other similar contract to which the Bank is a party, and such violation will cause material harm to the Bank, provided that payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Bank, and provided that the Bank entered into the loan agreement for legitimate business reasons, and not for purposes of deferring the payment.
          C.      The Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation.
V.      CLAIMS AND REVIEW PROCEDURES
     1.      Claims Procedure. The Bank shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement.

If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which review must be requested. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.
     2.      Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty (60) day period, stating the basis of its decision, written in a manner calculated to be understood by the Claimant and referencing the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.
VI.      GENERAL TERMS
     1.      Purpose. The Plan is intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
     2.      Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Notwithstanding the preceding, the Bank may amend or terminate this Agreement at any time upon notice to the Executive if, pursuant to legislative, judicial or regulatory action, continuation of this Agreement without such amendment would: (1) cause benefits to be taxable to the Executive prior to actual receipt; or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying any provided benefits).
     3.      Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrative and transferees.

     4.      No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it limit or restrict the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor does it limit or restrict the Executive’s right to terminate employment at any time.
     5.      Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     6.      Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement or unless any such activity would constitute a Change of Control. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     7.      Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.      Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.
     9.      Interpretation of Plan. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the state of California (other than its choice of law rules) as in effect from time to time. Notwithstanding any provision to the contrary, this Plan shall be interpreted and construed to comply with Section 409A and the applicable provisions of ERISA.
     10.      Unfunded Arrangement. The Executive and the Executive Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Executive Beneficiary have no preferred or secured claim.
     11.      Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     12.      Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:
          A.      Establishing and revising the method of accounting for the Agreement;
          B.      Maintaining a record of benefit payments; and
          C.      Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     13.      Named Fiduciary. The Bank shall be the named fiduciary and Plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
     14.      Attorney’s Fees and Costs. If any action at law or in equity, including arbitration, is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and expert witness fees, in addition to any other relief to which that party may be entitled.
IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.

EXECUTIVE
By	/s/ Caryn A. Blais
CARYN A. BLAIS

BANK OF COMMERCE HOLDINGS
By	/s/ Harry L. Grashoff, Jr.
HARRY L. GRASHOFF, JR.,
Chairman

By	/s/ David H. Scott
DAVID H. SCOTT, Secretary

REDDING BANK OF COMMERCE
By	/s/ Harry L. Grashoff, Jr.
HARRY L. GRASHOFF, JR.,
Chairman

By	/s/ David H. Scott
DAVID H. SCOTT, Secretary